UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 29, 2009
MBT FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Michigan	000-30973	38-3516922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

102 East Front Street, Monroe, Michigan	48161
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (734) 241-3431
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Election of Directors
          On January 29, 2009, the Board of Directors of MBT Financial Corp. (the “Company”) increased the membership of the Board from 11 to 12 and appointed Edwin L. Harwood to fill the vacancy created as a result of the increase. It is unknown at this time what committees, if any, upon which Mr. Harwood will serve during 2009. Board committee appointments for the year will be assigned in connection with the annual organizational meeting expected to be held in May, 2009.
          Certain members of Mr. Harwood’s immediate family have loan relationships with the Company’s commercial bank subsidiary, Monroe Bank & Trust (the “Bank”), which loans were: made in the ordinary course of the Bank’s business; made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender; and did not involve more than the normal risk of collectability or present other unfavorable features.
               A copy of the Company’s press release issued January 29, 2009 to announce Mr. Harwood’s appointment and other Board-related information is furnished herewith as Exhibit 99.

Item 9.01.	Financial Statements and Exhibits
(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits

The following exhibits are furnished herewith:

Number	Exhibit

99	Press Release dated January 29, 2009

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

Dated: January 30, 2009	MBT Financial Corp.
/s/ H. Douglas Chaffin
H. Douglas Chaffin
President and Chief Executive Officer

Exhibit Index

Exhibit
Number	Description of Exhibit

99	Press Release dated January 29, 2009